Exhibit 3

Oi S.A. - In Judicial Reorganization Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43 Board of Trade (NIRE) 33.3.0029520-8 Publicly-Held Company

 MATERIAL FACT

Resignation of Chief Financial Officer and Investor Relations Officer

Oi S.A. - In Judicial Reorganization (the “Company"), in compliance with Article 157, paragraph 4 of Law 6,404/76 and pursuant to CVM Instruction No. 358/02, hereby informs its shareholders and the market in general that on this date Mr. Ricardo Malavazi Martins presented his resignation as Chief Financial Officer and Investor Relations Officer of the Company.

Pursuant to Article 37 of the Company’s Bylaws, the Board of Executive Officers, at a meeting held on this date, appointed Mr. Carlos Augusto Machado Pereira de Almeida Brandão to act as interim Chief Financial Officer and Investor Relations Officer, concurrently with his present position as Officer, until such time as the Board of Directors deliberates on this matter.

Rio de Janeiro, October 2, 2017.

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Oi S.A. - In Judicial Reorganization